================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         READING ENTERTAINMENT, INC
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          Reading Entertainment, Inc.
                                 ____________
                   Notice of Annual Meeting of Stockholders
                       To Be Held on SEPTEMBER 12, 2000
                                 ____________

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Reading Entertainment, Inc., a Nevada corporation (the "Company"), will be held on September 12, 2000 at 1:30 p.m., Los Angeles time, at the Regal Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California, subject to adjournment or postponement, for the following purposes:

1. To elect six directors to serve until the expiration of their terms and until their successors are duly elected;

2. To consider and act on a non-binding stockholder proposal forwarded by William Steiner (the beneficial owner of 600 shares of the Company's Common Stock) and entitled by Mr. Steiner the "Maximize Value Resolution"; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Company's principal executive office located at 550 South Hope Street, Suite 1800, Los Angeles, California, 90071 for examination by any stockholder, during ordinary business hours, for a period of not less than ten days prior to the Annual Meeting.

     The Board of Directors has fixed the close of business on July 19, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     Copies of the Company's Annual Report for the year ended December 31, 1999 (Form 10K), Amendment No. 1 the Annual Report (Form 10K/A) and the Quarterly Report for the six-month period ending June 30, 2000 (Form 10Q) are enclosed.

     Whether or not you expect to attend the Annual Meeting in person, please fill in, sign and return the enclosed form of proxy in the envelope provided.

                              By Order of the Board of Directors,



                              Robert F. Smerling, President
Dated: August 30, 2000

-------------------------------------------------------------------------------
PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE TO ENSURE THAT YOUR VOTES ARE COUNTED.
-------------------------------------------------------------------------------

                          Reading Entertainment, Inc.
                             550 South Hope Street
                                  Suite 1800
                         Los Angeles, California 90071
                                 213 235-2226
                                 ____________

                                Proxy Statement
                                 ____________

                                 INTRODUCTION

     This Proxy Statement is furnished to the stockholders of Reading Entertainment, Inc., a Nevada corporation (collectively with its corporate predecessors, the "Company" or "REI", and collectively with its consolidated subsidiaries, "Reading"), in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders (the "Annual Meeting") of the Company to be held on Tuesday, September 12, 2000, at 1:30 p.m., Los Angeles time, at the Regal Biltmore Hotel, Los Angeles, California and at any adjournment or postponement thereof. A copy of the notice of the meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about August 30, 2000.

     At the Annual Meeting, stockholders will be asked to elect six directors and to consider and act on a non-binding stockholder proposal forwarded by William Steiner (the beneficial owner of 600 shares of the Company's Common Stock) and entitled by Mr. Steiner the "Maximize Value Resolution" (the "Steiner Proposal").

                               VOTING AND PROXIES

     Only stockholders of record at the close of business on July 19, 2000, the record date ("Record Date") for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding 7,449,364 shares of common stock, par value $.001 per share (the "Common Stock"), each of which is entitled to one vote, and 70,000 shares of Series A Voting Cumulative Convertible Preferred Stock, par value $.001 per share (the "Series A Stock"), and 550,000 shares of Series B Voting Cumulative Convertible Preferred Stock, par value $.001 per share (the "Series B Stock" and, together with the Series A Stock, the "Convertible Preferred Stock"), each of which is entitled to 9.64 votes.

     Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any person giving a proxy has the right to revoke it at any time before it is exercised by (i) filing with the Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

     Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock and Convertible Preferred Stock present and entitled to vote at the Annual Meeting. The Steiner Proposal is a proposed non-binding expression to the Board. Approval of the Steiner Proposal requires the affirmative vote of the majority of the votes cast. Management of the Company has been advised that Craig Corporation (collectively with its corporate predecessors "Craig Corp." and together with its wholly-owned subsidiaries, "Craig"), which directly or indirectly owns of record 5,165,516 shares of Common Stock and 550,000 shares of Series B Stock, will vote all of such shares in favor of the directors named herein and against the Steiner Proposal. If all such shares are so voted, such directors will be elected and the Steiner Proposal will be defeated.

     The presence, in person or by proxy, of the holders of shares of stock entitling them to cast a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions will be counted for purposes of determining the presence of a quorum, as will broker non-votes, provided authority is given to attend the meeting or to vote on any matter to come before the meeting. Because directors are elected by a plurality vote, abstentions and broker non-votes will not be counted either for or against the election of directors when determining whether a particular director has been elected. Abstentions and broker non-votes also will not be counted either for or against the Steiner Proposal.

                                Proposal No. 1
                                --------------

                             ELECTION OF DIRECTORS

Beneficial Ownership of Common Stock and Voting Stock

     The following tables set forth certain information regarding the Common Stock and total voting stock (including the Series A Stock and the Series B Stock) of the Company owned on the Record Date by (i) each person or group who is known by the Company to own beneficially more than 5% of any class of the Company's voting securities, (ii) each of the Company's directors, nominees for election and most highly compensated executive officers, and (iii) all directors and officers of the Company as a group.

                              5% Beneficial Owners

                                Common  Stock                                  Convertible Preferred Stock

                                                                    Series A                      Series B
                                                                    --------                      ---------
                          Amount                         Amount and                     Amount and
                           and                           Nature of                       Nature of
                        Nature of         Percent        Beneficial      Percent        Beneficial      Percent       Percent
 Name and Address       Beneficial          of                             of                             of         of Voting
        of
 Beneficial Owner      Ownership(1)       Class(1)      Ownership(1)      Class(1)     Ownership(1)      Class(1)      Stock (1)
------------------  ------------------  ------------  ----------------  ------------  ---------------  ------------  -----------
Craig Corp. (2) (3)      10,467,510(4)      82.09                 0             0          550,000           100         77.96
550 So. Hope St.
Suite 1825
Los Angeles, CA
90071

Citadel Holding           2,241,349(5)       23.1            70,000           100                0             0          5.03
Corp.(3)
550 So. Hope St.
Suite 1825
Los Angeles, CA
90071

Lawndale Capital            394,875          5.30                 0             0                0             0          2.94
Mgmnt.
One Sansome St.
Suite 3900
San Francisco, CA
94104

(1) Applicable percentage of ownership is based on 7,449,364 shares of Common Stock, 70,000 shares of Convertible Preferred Stock-Series A ("Series A Stock"), and 550,000 shares of Convertible Preferred Stock-Series B ("Series B Stock") outstanding as of the Record Date plus the applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the securities exchange Commission and includes voting and investment power with respect to such shares. Shares subject to options currently exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but not deemed outstanding for computing the percentage ownership of any other person. The calculation of the Percent of Voting Stock gives effect to the voting rights of the Series A Stock, all of which is owned by a subsidiary of Citadel Holding Corporation (collectively with its predecessors "CHC" and together with its consolidated subsidiaries, "Citadel"), and of the Series B Stock, all of which is owned by Craig. The holders of the Series A Stock and Series B Stock are entitled to cast 9.64 votes per share, voting together with the holders of the Common Stock and the other series of Convertible Preferred Stock, on any matters presented to stockholders of the Company, except as required by law.

(2) Includes amounts held by Craig Management, Inc., a wholly-owned subsidiary of Craig Corp.

(3) James J. Cotter is Chairman of the Board of the Company, Craig Corp. and CHC, and the Chief Executive Officer of CHC. S. Craig Tompkins is Vice Chairman of the Board of the Company, a director and President of Craig Corp., and the Vice Chairman and Corporate Secretary of CHC. James J. Cotter is also a principal stockholder of Craig Corp., having the power directly or through proxies to vote securities representing approximately 51% of the voting power of Craig Corp. Craig and the Company collectively own approximately 48% of CHC's outstanding Class A Non-Voting Common Stock and approximately 49% of CHC's outstanding Class B Voting Common Stock. Mr. Cotter and Mr. Tompkins disclaim beneficial ownership of all of the CHC securities held by the Company or Craig Corp. and all of the Company's securities held by Craig Corp. and CHC.

(4) Includes 4,489,796 shares of Common Stock which may be acquired through the conversion of the Series B Preferred Stock.

(5) Includes 608,696 shares of Common Stock, which may be acquired through the conversion of the Series A Preferred Stock.

                        Security Ownership of Management

                                                          Amount and         Percentage
                                                          Nature of             of         Percentage
                                                          Beneficial           Common      of Voting
Name of Beneficial Owner                                 Ownership(1)         Stock(1)      Stock(2)
-----------------------                                  ------------         -------       --------
James J. Cotter....................................        353,732(3)(4)(5)     4.54          2.57
Scott A. Braly.....................................          3,000(6)              0             0
Robert M. Loeffler.................................          3,000(6)              0             0
Kenneth S. McCormick...............................          3,000(6)              0             0
Robert F. Smerling.................................         23,438(7)              *             *
S. Craig Tompkins..................................         16,400(3)(4)(8)        *             *
Andrzej Matyczynski................................              0(9)              0             0
Ellen Cotter.......................................          7,500(10)             *             *
All Directors and Officers As a Group (8 Persons)..        410,070(11)          5.25          2.97

* Percentages of less than one percent have not been indicated.

** All persons listed in this table have as their address: Reading Entertainment, Inc., 550 South Hope Street, Suite 1800, Los Angeles, California 90071.

(1) Includes outstanding shares of Common Stock and shares issuable within 60 days of the Record Date upon the exercise of outstanding stock options. Shares subject to options currently exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but not deemed outstanding for computing the percentage ownership of any other person.

(2) Gives effect to the voting rights of 70,000 shares of Series A Stock, all of which are owned by Citadel, and 550,000 shares of Series B Stock, all of which are owned by Craig. The holders of the Series A Stock and Series B Stock are entitled to cast 9.64 votes per share, voting together with the holders of the Common Stock and the other series of Convertible Preferred Stock, on any matters presented to stockholders of the Company, except as required by law.

(3)  Does not include amounts held by Craig or Citadel.

(4) James J. Cotter is Chairman of the Board of the Company, Craig Corp. and CHC, and the Chief Executive Officer of CHC. S. Craig Tompkins is Vice Chairman of the Board of the Company, a director and President of Craig, and the Vice Chairman and Corporate Secretary of CHC. James J. Cotter is also a principal stockholder of Craig Corp. Craig and the Company collectively own approximately 48% of CHC's outstanding Class A Non-Voting Common Stock and approximately 49% of CHC's outstanding Class B Voting Common Stock. Mr. Cotter and Mr. Tompkins disclaim beneficial ownership of all of the CHC securities held by the Company or Craig Corp. and all of the Company's securities held by Craig Corp. and CHC.

(5) Includes 6,000 shares held in a profit sharing plan, and 347,732 shares issuable within 60 days of the Record Date upon the exercise of outstanding stock options. Mr. Cotter is also the beneficial owner of 2,385,142 shares of the Common Stock and 2,021,702 shares of the Class A Common Preference Stock of Craig Corp., including 594,940 shares of

     Craig Corp. Common Stock issuable within 60 days of the Record Date upon exercise of outstanding stock options previously issued to Mr. Cotter, and 617,438 shares of Craig Corp. Common Stock and 720,838 shares of Craig Corp. Class A Common Preference Stock owned by Hecco Ventures, a California general partnership ("Hecco"). Mr. Cotter is the general partner of a limited partnership which is, in turn, a general partner of Hecco and, accordingly, has shared voting and investment power with respect to such securities. Mr. Cotter is also a principal stockholder of Craig Corp., having the power directly or through proxies to vote securities representing approximately 51% of the voting power of Craig Corp.

(6) Includes 3,000 shares each issuable within 60 days of the Record Date upon the exercise of outstanding stock options granted to such directors in November, 1999.

(7) Includes 23,438 shares issuable within 60 days of the Record Date upon the exercise of outstanding stock options.

(8) Includes 15,000 shares issuable within 60 days of the Record Date upon the exercise of outstanding stock options. Excludes 200 shares held in Mr. Tompkins' wife's retirement plan and 500 shares held in a trust for Mr. Tompkins' minor child as to which Mr. Tompkins disclaims beneficial ownership. Mr. Tompkins is also the beneficial owner of 37,000 shares of the Class A Common Preference Stock of Craig Corp., including 35,000 shares of Class A Common Preference Stock issuable within 60 days of the Record Date upon the exercise of outstanding options and of 8,000 shares of CHC Class A Non-Voting Common Stock issuable within 60 days of the Record Date upon the exercise of outstanding stock options.

(9) Andrzej Matyczynski was elected as the Chief Administrative Officer of the Company on November 19, 1999 and became Chief Financial Officer of the Company on June 2, 2000. Mr. Matyczynski is also the Chief Financial Officer of Craig Corp. and CHC. Mr. Matyczynski has been granted options acquire to 30,000 shares of Craig Corp. Class A Common Preference Stock and 30,000 of CHC Class A Non-Voting Common Stock. These options vest over a four-year period. None of the options were exercisable within 60 days the Record Date.

(10) Includes 7,500 shares issuable within 60 days of the Record Date upon the exercise of outstanding stock options.

(11) Includes 402,670 shares issuable within 60 days of the Record Date upon the exercise of outstanding stock options.

Nominees for Election

     Six directors are to be elected at the Annual Meeting. Each director will serve for a term of one year or until his successor has been elected. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below, all of whom are currently directors of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority of the directors then in office until the next Annual Meeting of Stockholders.

     The names of the nominees for director, together with certain information regarding them, are as follows:

     Name                              Age     Position
     ----                              ---     --------
     James J. Cotter (1)               62      Chairman of the Board, Chairman of the Executive
                                                  Committee of the Board and a Director

     Robert F. Smerling                65      President and a Director

     S. Craig Tompkins (1)             49      Vice Chairman of the Board and a Director

     Scott A. Braly (1)(2)(3)(4)       47      Director

     Robert M. Loeffler (2)(4)         77      Director

     Kenneth S. McCormick (2)(3)(4)    49      Director

     ________________
(1) Member of the Executive Committee. The Executive Committee is appointed annually by the Board of Directors and exercises the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors. The Executive Committee is also responsible for recommending to the Board of Directors nominees to be elected to the Board of Directors by the stockholders or by the Board of Directors in the case of vacancies which occur between meetings of the stockholders.

(2) Member of the Audit and Finance Committee. The Audit and Finance Committee is appointed annually by the Board of Directors to recommend the selection of independent auditors, review the scope and results of the annual audit, review financial results and status, review and assess the adequacy of the Company's accounting practices, financial controls and reporting systems and assess the financial planning functions of the Company. The Audit and Finance Committee held two meetings during the fiscal year ended December 31, 1999. The committee was reconstituted in 1999 into the Audit Committee with a new Audit Committee Charter. See below, New Audit Committee Charter.

(3) Member of the Compensation Committee. The Compensation Committee is appointed annually by the Board of Directors to recommend to the Board of Directors remuneration for senior management and officers of the Company, the adoption of compensation plans and the granting of options under the Company's stock option plan.

(4) Member of the Conflicts Committee. The Conflicts Committee is appointed annually by the Board of Directors to evaluate and make recommendations to the Board of Directors concerning matters in which the Board of Directors or management may have a conflict of interest.

     During 1999, the Company's Board of Directors held six meetings. No director attended fewer than 80% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which such director served, during the term of such individual's services as a director.

     Mr. Cotter has been Chairman of the Board of Directors since December 1991 and a director since September 1990. Mr. Cotter has been Chairman of the Board of Craig Corp. since 1988 and a director since 1985. Mr. Cotter has been Chairman of the Board and a director of CHC since 1991 and the Chief Executive Officer of CHC since August 1999. Mr. Cotter is Chairman of the Board and a director of Citadel Agricultural, Inc. ("CAI"), a wholly-owned subsidiary of CHC and a member of the Management Committee of each of the three agricultural partnerships which constitute the principal assets of CAI (the "Agricultural Partnerships"), and Chairman of the Board and a member of the Management Committee of Big 4 Farming LLC ("Farming"), a farm management company, 80% owned by Citadel and formed to manage the properties owned by the Agricultural Partnerships. Also, Mr. Cotter has served since December 1997 as the Managing Director of Visalia LLC (a company owned 1% by Mr. Cotter and 99% by certain members of his family, "Visalia"), which holds a 20% interest in each of the Agricultural Partnerships and a 20% interest in Farming. Mr. Cotter has been a director and Chief Executive Officer of Townhouse Cinemas Corporation (motion picture exhibition) since 1987 and has been the Executive Vice President and a director of the Decurion Corporation (real estate and motion picture exhibition) and of Pacific Theaters, Inc. (motion picture exhibition), a wholly owned subsidiary of Decurion, since 1969. Mr. Cotter is the general partner of a limited partnership which is, in turn, the general partner of Hecco Ventures, a California general partnership engaged in the business of investing in securities, and the holdings of which include shares representing approximately 17.5% of the voting power of Craig Corp. Mr. Cotter was a director of Stater Bros. Holdings Inc. and its predecessors from 1987 until September 1997.

     Mr. Tompkins has been Vice Chairman since January 1997 and Corporate Secretary since December 1999. Mr. Tompkins has been a director of the Company since March 1994 and was President of the Company from March 1993 through December 1996. Mr. Tompkins is also President and a director of Craig Corp. and has served in such positions since March 1, 1993. Mr. Tompkins has been a director of CHC since May 1993, the Vice Chairman since August 1994 and Corporate Secretary of CHC since September 1994. Mr. Tompkins is also President and a director of CAI, a member of the Management Committee of each of the Agricultural Partnerships and of Farming, and serves, for administrative convenience, as an Assistant Secretary of Visalia and Big 4 Ranch, Inc., ("BRI") a partner with CAI and Visalia in each of the Agricultural Partnerships. Prior to March 1993, Mr. Tompkins was a partner in the law firm of Gibson, Dunn & Crutcher. Mr. Tompkins has been a director of G&L Realty Corp., a New York Stock Exchange listed REIT (Real Estate Investment Trust), since December 1993 and currently serves as Chairman of the Audit Committee and Chairman of the Strategic Planning Committee of that company. Mr. Tompkins has been a director of Fidelity Federal Bank, FSB, since April 2000, where he serves on the Audit and Compensation Committees.

     Mr. Smerling has been a director since September 1997, and President of the Company since January 1997. Mr. Smerling has served as President of the Company's various domestic and Puerto Rican exhibition subsidiaries since 1994. Mr. Smerling served as President of Loews Theater Management Corporation, a subsidiary of Sony Corporation, from May 1990 until November 1993. Mr. Smerling also serves as President and Chief Executive Officer of City Cinemas Corporation ("City Cinemas"), a motion picture exhibitor located in New York City. City Cinemas is an affiliate of James J. Cotter and has entered into an Executive Sharing Agreement with the Company with respect to the services of Mr. Smerling.

     Mr. Braly has been a director of the Company since July 1999 and is Chairman of the Conflicts Committee. Mr. Braly also is a member of the Conflicts Committee and Compensation Committee. Mr. Braly served as President and Chief Executive Officer of Hawthorne Savings FSB from July 1993 to November 1999.

     Mr. Loeffler has been a director of the Company since July 1999, is Chairman of the Audit Committee and a member of the Conflicts Committee. Mr. Loeffler became a director of Craig Corp. in February 2000 and is a member of its Audit Committee. Mr. Loeffler also has served as a director of CHC since March 2000. Mr. Loeffler has been a director of PaineWebber Group, Inc. since 1978. Mr. Loeffler is a retired attorney and was Of Counsel to the California law firm of Wyman Bautzer Kuchel & Silbert from 1987 to March 1991. He was Chairman of the Board, President and Chief Executive Officer of Northview Corporation from January to December 1987 and a partner in the law firm of Jones, Day, Reavis & Pogue until December 1986. Mr. Loeffler is also a director of Advanced Machine Vision Corp.

     Mr. McCormick has been a director of the Company since July 1999 and is a member of the Conflicts Committee and the Compensation Committee. During 1999, Mr. McCormick served as the Senior Executive Vice President of Metro-Goldwyn-Meyer, Inc., responsible for strategic development. Prior to joining Metro-Goldwyn-Meyer, Mr. McCormick was a managing director of J.P. Morgan & Co. for more than the prior five years.

Director Compensation

     Directors who are not employees of the Company receive an annual retainer of $24,000, except for the Chairmen of the Audit Committee, the Conflicts Committee, and the Compensation Committee, each of whom receives an annual retainer of $26,000. The Chairman of the Board receives an annual retainer of $150,000. No separate fees were paid in 1999 for meetings of the Board or committee meetings. With respect to the period August 1, 1999 through July 31, 2000, the directors' fees for Messrs. Braly, Loeffler and McCormick were increased to $52,000 to reflect the extra time required for these new directors to become acquainted with the Company and in connection with the performance of their responsibilities as members of the Conflicts Committee.

New Audit Committee Charter

     During the fiscal year ended December 31, 1999, the Company reconstituted the Audit and Finance Committee into the Audit Committee and adopted a new Audit Committee Charter ("Charter"). The Charter requires the Audit Committee to meet at least four times annually and at least once separately with the independent
auditors and management.   The Board of Directors included additional provisions
in the new Charter to aid the Audit Committee in overseeing the quality and integrity of the accounting, audit, internal control and financial reporting policies and practices of the Company. The Charter includes professional criteria for the members of the Audit Committee and empowers the Audit Committee to investigate any matter for which it has oversight authority. The Audit Committee, among other things, makes recommendations to the Board concerning the engagement of the Company's independent auditors; monitors and reviews the performance of the Company's independent auditors; reviews with management and the independent auditors the Company's financial statements, including the matters required for discussion under Statement of Auditing Standards No. 61; monitors the adequacy of the Company's operating and internal controls; discusses with management legal matters that may have a material impact on the Company's financial statements; and issues an annual report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission. The current members of the Audit Committee are directors Robert W. Loeffler (Chairman), Kenneth S. McCormick and Scott A. Braly.

Vote Required; Recommendation of Board

     The six nominees receiving the highest number of votes will be elected to the Board of Directors. The Company has been advised by Craig that it intends to vote its shares to elect each of the nominees listed above. If such shares are so voted, each of the nominees listed above will be elected.

                 THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES.

                                PROPOSAL NO. 2

                               STEINER PROPOSAL

     William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, the beneficial owner of 600 shares of Common Stock, has notified the Company of his intention to introduce the following non-binding proposal at the Annual Meeting. The Board of Directors expresses no opinion on the Steiner Proposal. The Company, however, has been advised by shareholders owning approximately 78% of the voting power of the Company that they intend to vote against the proposal.

     Mr. Steiner's proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

                           MAXIMIZE VALUE RESOLUTION

          Resolved that the shareholders of Reading Entertainment, Inc. corporation [sic] urge the Reading Entertainment, Inc. Board of Directors to arrange for the prompt sale of Reading Entertainment, Inc. to the highest bidder.

          The purpose of the Maximize Value Resolution is to give all Reading Entertainment, Inc. shareholders the opportunity to send a message to the Reading Entertainment, Inc. Board that they support the prompt sale of Reading Entertainment, Inc. to the highest bidder. A strong and/ or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Reading Entertainment, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Reading Entertainment, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

          The prompt auction of Reading Entertainment, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

          The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.


                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION
                 ---------------------------------------------

                                              William Steiner

As noted above, no recommendation is made with respect to the Steiner Proposal. Craig has advised the Company that it intends to vote against the Steiner Proposal. If Craig votes in accordance with its stated intention, then this proposal will be defeated.

                              EXECUTIVE OFFICERS

     The names of the executive officers and significant employees of the Company, other than the nominees for director, together with certain information regarding them, are as follows:

     Name                       Age     Position
     ----                       ---     --------
     Brett Marsh                53      Vice President-Real Estate
     Andrzej Matyczynski        48      Chief Administrative Officer and
                                        Chief Financial Officer
     Eugene Cheah               32      Financial Controller, Australia and New Zealand
     Ellen M. Cotter            34      Vice President, Business Affairs; President of
                                           Reading Entertainment Australia Pty, Ltd.
     David Lawson               42      Director of Real Estate Development, Australia
                                           and New Zealand
     Neil Pentecost             42      Chief Operating Officer, Australia and New Zealand

     Brett Marsh has been with CHC since 1993 and has been responsible, through a consulting arrangement with Citadel, for the real estate activities of the Company. Mr. Marsh became Vice President-Real Estate of the Company in March 2000, but historically has been paid through Citadel. Prior to joining the CHC, Mr. Marsh was the Senior Vice President of Burton Property Trust, Inc., the U.S. real estate subsidiary of The Burton Group PLC. In this position, Mr. Marsh was responsible for the real estate portfolio of that company.

     Andrzej Matyczynski became Chief Administrative Officer of the Company effective November 19, 1999. On that date, Mr. Matyczynski became Chief Financial Officer of CHC and the Chief Financial Officer of Craig Corp. On June 2, 2000, Mr. Matyczynski was appointed Chief Financial Officer of the Company concurrent with the resignation of James Wunderle who had held that position. Prior to joining the Company, Mr. Matyczynski was associated with Beckman Coulter and its predecessors for more than the past twenty years and also served as a director for certain Beckman Coulter subsidiaries.

     Mr. Cheah has been the Financial Controller of Reading Entertainment Australia Pty, Ltd. ("Reading Australia") since August 1998. Mr. Cheah served as the Planning and Projects Manager (Retail Strategy and Projects) for Myer Grace Bros. from 1996 to 1998, and as Project Accounting Manager (Property Development) for Coles Myer Properties from 1992-1995. Prior thereto, he was a Senior Accountant (Business Services) with Price Waterhouse.

     Ms. Cotter has been Vice President, Business Affairs of the Company since March 1998 and President of Reading Australia since September 1999. Ms. Cotter has been Vice President of Business Affairs of Craig Corp. since August 1996, Vice President of Angelika Cinemas, Inc. since May 1998 and Secretary/Treasurer of Citadel Agriculture, Inc. since December 1997. From October 1992 through July 1996, Ms. Cotter was an attorney specializing in corporate law with White & Case, a New York law firm. Ms. Cotter is the daughter of James J. Cotter. Ms. Cotter is a member of Visalia and a limited partner in James J. Cotter, Ltd. (Mr. Cotter is the general partner), which is a general partner of Hecco Ventures I, a privately held investment partnership.

     Mr. Lawson has been the Director of Real Estate Development for Australia and New Zealand since December 1998, and since May 1999 has served as a director of the Company's principal Australian operating company, Reading Australia. Prior to joining the Company, Mr. Lawson served as the Asset

General Manager responsible for New South Wales for Westfield from 1996 to 1998, and as the General Manager (Retail Property Development) for Coles Myer from 1994 to 1995.

     Mr. Pentecost has been the Chief Operating Officer for Australia and New Zealand since August 1999 and a director of Reading Australia since September 1999. Prior to joining the Company, Mr. Pentecost was with Hoyts, where he served in a number of positions, most recently serving as Operations and Services Manager (National). Mr. Pentecost joined Hoyts in 1995. Prior thereto, Mr. Pentecost served as the Director of Retail Services (Operations) for KFC in Australia.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the SEC. The SEC rules also require such reporting persons to furnish the Company with a copy of all
Section 16(a) forms they file. Based solely on a review of the copies of the forms which the Company received and written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its reporting persons were complied with.

Executive Compensation

  I. Summary Compensation Table

  The following table shows, for the years ending December 31, 1999, 1998 and 1997, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the most highly compensated executive officers of the Company whose compensation exceeded $100,000 in all capacities in which they served:

                                                                                    Long
                                      Annual Compensation (1)                       Term
                                                                                    Awards
                                   ---------------------------------------------------------
                                                                                                Other
Name and Position          Year      Salary      Other           Other Annual       Options     Compensation
                                     ($)         Bonus           Compensation       (#)         (2)
                                                 ($)             ($)                            ($)
------------------------------------------------------------------------------------------------------------
James J. Cotter (3)        1999                                  150,000
Chairman of the Board      1998                                  150,000
of Directors               1997                  475,000         150,000            460,000

S. Craig Tompkins (4)      1999      180,000
Vice Chairman of the       1998      180,000
Board of Directors         1997      180,000                                         20,000

Robert F. Smerling (5)     1999      175,000                      20,415
President and Director     1998      175,000                      20,415
                           1997      175,000                      20,415             35,000

Ellen M. Cotter            1999      150,000                                                     4,800
Vice President,            1998       80,770      25,000                                         2,423
Business Affairs           1997                                                      10,000

James A. Wunderle          1999     175,000                                                     4,800
Executive Vice             1998     175,000                                                     4,500
President, Chief           1997     170,000        5,000                             17,000
President, Chief
Financial Officer and
Treasurer


(1) While the executive officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus, unless otherwise so noted.

(2) Other compensation represents contributions under the Company's Employee Retirement Savings Plan.

(3) Mr. Cotter receives a fee for his services as Chairman of the Board of Directors of $150,000 per annum. The figures presented do not include amounts paid by CHC for director's fees of $45,000 annually for each of the years 1999, 1998, and 1997 or a bonus of $200,000 in 1998 for services provided to CHC.

(4) Does not include $40,000 paid by CHC for his services as Vice Chairman in each of the years 1999, 1998 and 1997, or a bonus of $50,000 paid in 1998 for services provided to CHC.

(5) "Other Annual Compensation" includes premiums paid on a Company paid life insurance policy on the life of Mr. Smerling. Mr. Smerling is permitted to designate the beneficiary of such policy.

   Mr. Tompkins is entitled to a severance payment equal to his annual base salary and continuation of medical and insurance benefits in the event that his employment is involuntarily terminated and no change in control of the Company has occurred. Mr. Tompkins is entitled to a severance payment equal to two years annual salary in the event that a change in control of the Company occurs.

   Mr. Smerling is entitled to receive payment equal to twelve months of annual base salary in the event his individual employment with the Company is involuntarily terminated.

   Mr. Wunderle resigned as Executive Vice President and Chief Executive Officer effective June 2, 2000 and is currently serving as a consultant to the Company.

II.    Option Grant Table

     As of December 31, 1999, the Company had options outstanding under two stock option plans, the 1992 Non-qualified Stock Option Plan (the "1992 Plan") and the 1997 Equity Incentive Plan (the "1997 Plan"). Each plan was approved by stockholders in the year of adoption. The 1997 Plan reserved 200,000 shares for grant and provides for one-fourth of the options granted to be exercisable on the first anniversary of the date of grant, and an additional one-fourth on each subsequent anniversary, unless the Compensation Committee of the Board of Directors, in its discretion, decides otherwise.

     The 1992 Plan reserved 500,000 shares for grant and provides for one-third of options granted to be immediately exercisable, one-third exercisable on the first anniversary of the date of grant, and the final one-third exercisable upon the second anniversary date of the date of grant unless the Compensation Committee of the Board of Directors, in its discretion, decides otherwise.

     On November 19, 2000, the Compensation Committee, on the recommendation of the Board of Directors, granted Options under the Company's 1992 Stock Option Plan to Messrs. Braly, Loeffler and McCormick as described in the following table:

                             Options Granted under
                  1992 Stock Option Plan to Acquire Shares of
                                 Common Stock

-----------------------------------------------------------------------------
     Name and Position      Number of                   Vesting
                             Options                   of Options
                            Granted(1)
-----------------------------------------------------------------------------

Scott A. Braly               15,000       3,000 vest on the date of grant and
                                          the remainder to vest 3,000 annualy
                                          over four years.

-----------------------------------------------------------------------------

Robert M. Loeffler           15,000       3,000 vest on the date of grant and
                                          the remainder to vest 3,000 annualy
                                          over 4 years.

-----------------------------------------------------------------------------

Kenneth S. McCormick         15,000       3,000 vest on the date of grant and
                                          the remainder to vest 3,000 annualy
                                          over 4 years.

-----------------------------------------------------------------------------


III. Option Exercises and Year-End Table

     The following table sets forth information with respect to the options held by the persons named in the Summary Compensation Table above as of December 31, 1999. No options were exercised by such persons during the fiscal year ended December 31, 1999 and none of the options held by such persons at December 31, 1999 had exercise prices which were below the market price of the Common Stock as of that date. All of such options had an exercise price of $12.80 per share except for options held by Mr. Cotter to purchase 265,232 shares, which have an exercise price of $14.00 per share.

               Fiscal Year-End Option Values
                                         Number of
                                         Unexercised Options
                                         at 12/31/99
                                         ------------
               Name                      # Exercisable/Unexercisable
               James J. Cotter(1)             320,232  /  405,000
               S. Craig Tompkins               15,000  /    5,000
               Robert F. Smerling              23,438  /   11,562
               James A. Wunderle(2)            12,750  /    4,250
               Ellen Cotter                     7,500  /    2,500

(1) All of the options granted to executive officers other than Mr. Cotter were from the 1997 Plan. Shareholders of the Company approved a grant of options on September 16, 1997 to James J. Cotter, Chairman of the Board of Directors of the Company (the "Cotter Options"). The Cotter Options are divided into two groups: options (the "Basic Options") to purchase up to 110,000 shares of Common Stock, which become exercisable in four equal installments commencing one year form the date of grant; and options (the "Convertible Preferred Options") to purchase up to 260,000 shares of Common Stock, which become exercisable over a similar vesting schedule, but only in proportion to the number of shares of Convertible Preferred Stock which are converted into Common Stock. At December 31, 1999, Mr. Cotter also held options to purchase up to 90,000 shares of Common Stock, the exercisability of which were subject to certain conditions precedent, which were never satisfied. These options expired unexercised in April 2000. All shares granted under the Cotter Options have an exercise price of $12.80 per share.

(2) Mr. Wunderle did not exercise his options and all of his options have now expired.

Compensation Committee Interlocks and Insider Participation

     Mr. John W. Sullivan, Chairman of the Compensation Committee until May 28, 1999, served as the President and Chief Executive Officer of the Company from 1981 through 1986. Mr. Edward L. Kane, who served as a member of the Compensation Committee until December 1999, was President of the Company from December 1991 through January 1993. Messrs. Cotter and Tompkins each have a 1.6% beneficial interest and the Company has a 33.4% beneficial interest in BRI. Messrs. Cotter and Tompkins are directors and executive officers of Craig and Citadel which collectively own securities representing approximately 83% of the voting power of the Company. Mr. Cotter, as a result of his direct ownership and proxies, votes Craig Corp. securities representing approximately 51% of the voting power of the Company.

Certain Relationships and Related Transactions

Certain Ownership and Management Overlaps

     Craig Corp., a publicly traded company listed on the New York Stock Exchange, owns Common Stock and Convertible Preferred Stock comprising 78% of the voting securities of the Company. Mr. Cotter owns capital stock of Craig Corp. representing 33.1% of the voting securities and is the general partner of a limited partnership that is a partner with Michael R. Forman and an affiliate of the Decurion Corporation in an investment partnership which owns capital stock comprising 17.5% of Craig's voting securities. Mr. Cotter holds a proxy to vote the Craig Corp. securities owned by Hecco.

     Craig and the Company own approximately 16.4% and 31.7%, respectively, of the outstanding Class A Non-Voting Common Stock of CHC and approximately 17.3% and 31.7%, respectively, of the Class B Voting Common Stock of CHC.

     BRI was formed as a subsidiary of Citadel and spun off to its stockholders (including Reading and Craig) in December 1997. The Company owns 33.4% of BRI, and Craig owns 16% of BRI. Cecelia Packing, a company owned by Mr. Cotter ("Cecelia"), and a trust of which Mr. Tompkins is the trustee for the benefit of one of his children (the "Trust"), each owns shares representing an additional 1.6% of the outstanding shares of BRI, or an aggregate total of 3.2% of the outstanding shares of BRI. Collectively, the Company, Craig and Cecelia and the Trust own a majority of the outstanding shares of BRI. The Board of Directors of BRI consists of two directors of Craig Corp., including Margaret Cotter, James
J. Cotter's daughter and a member of Visalia. The Company, as a result of the ownership of both BRI and CHC securities, owns approximately 39.5% of the Agricultural Partnerships

     The Company utilizes the services of certain Citadel employees for real estate advisory services. The Company pays Citadel for such services at a rate which is believed to approximate the fair market value of such services. During 1999, the amount paid to Citadel for such services totaled $215,000. The Company, Craig and Citadel are currently working on a plan to centralize all administrative functions for the three companies in Los Angeles. Upon consummation of this centralization, it is contemplated that all general and administrative personnel will be employees of the Craig, and that the costs of such personnel will be allocated on the business and affairs of the three companies. Following a review of the time spent by Messrs. Cotter and Tompkins and certain administrative employees of the Craig, the Board of Directors of the Company determined it appropriate to reimburse Craig in the amount of $580,000 with respect to services performed by these individuals and administrative employees for the benefit of the Company. There was no similar reimbursement with respect to 1998.

     James J. Cotter, the principal stockholder of Craig Corp., is Chairman of the Board of Directors of the Company, Craig Corp. and CHC and the Chief Executive Officer of CHC. Mr. Cotter also serves as the managing director of each of the Agricultural Partnerships and of Farming and is the managing member of Visalia LLC.

     S. Craig Tompkins, the Vice Chairman of the Board of Directors and the Corporate Secretary of the Company, is also a director and the President of Craig Corp. and the Vice Chairman of the Board and Corporate Secretary of CHC. Mr. Tompkins also serves as the President of Citadel Agriculture, Inc., a wholl y-owned subsidiary of CHC, and as a managing director of each of the Agricultural Partnerships and Farming, ands serves, for administrative convenience, as the assistant secretary of BRI and Visalia.

     Andrzej Matyczynski, the Chief Administrative Officer of the Company, is also the Chief Financial Officer of the Company, Craig Corp. and CHC.

     Ellen Cotter, Vice President of Business Affairs of the Company and President of Reading Australia, is also the Vice President -Business Affairs of Craig Corp.

     Robert Loeffler, a member of the Board of Directors of the Company and the Chairman of the Audit Committee of the Company, also serves as a director and a member of the Audit committee of each Craig Corp. and CHC.

Certain Related Party Transactions

Agricultural Activities

     On December 31, 1997, Citadel Agricultural, Inc. (a wholly owned subsidiary of Citadel), BRI and Visalia (a limited liability company owned 1% by Mr. Cotter and 99% by certain members of his family) entered into three general partnerships (the "Agricultural Partnerships"). The Agricultural Partnerships are owned 40%, 40% and 20% by the above referenced entities. On December 31, 1997, the Agricultural Partnerships acquired an agricultural property (purchase price amounting to approximately $7.6 million) principally improved with citrus trees. The Agricultural Partnerships currently use Farming to farm their properties. Farming is owned 80% by Citadel and 20% by Visalia, and receives in consideration of its services reimbursement of its costs plus 5% of the net revenues of the farming operations after picking, packing and hauling. Farming, in turn, contracts with Cecelia for certain bookkeeping and administrative services, for which it pays a fee of $6,000 per month. Cecelia also packs fruit for the Agricultural Partnerships. The acquisition by the Agricultural Partnerships of the agricultural property was financed by a ten year purchase money mortgage in the amount of $4.05 million, a line of credit from Citadel and pro-rata contributions from the partners of the Agricultural Partnerships. Through its holdings in BRI and Citadel, the Company owned approximately 26% of the Agricultural Partnerships at December 31, 1997.

     In December 1998, the Agricultural Partnerships suffered a freeze, which destroyed the 1998-1999 crop. As a consequence of the freeze, the Agricultural Partnerships had no funds, other than partner contributions, with which to repay the drawdowns on the $1,850,00 line of credit ("Line of Credit") from Citadel. Furthermore, the Agricultural Partnerships generally had no source of funding, other than their partners, for the cultural expenses needed for production of the 1999-2000 crops, or to fund crop-planting on their undeveloped acreage.

     Since September 1999, the Agricultural Partnerships have been funded on an 80/20 basis by Citadel and Visalia, pursuant to loans made by the two entities. In light of this funding arrangement, on February 24, 2000, the line of credit was increased to $3,250,000, of which $3,170,000 had been drawn as of March 31, 2000. In addition, during 1999 Citadel and Visalia each guaranteed the obligations of the Agricultural Partnerships under certain equipment leases, up to $220,000. BRI has no funds or resources with which to provide such funding required by the Agricultural Partnerships.

     Although the Big 4 Properties produced substantial orange crops for the 1999-2000 season, market conditions were unfavorable, resulting in a loss on operations. It is projected that the crops produced by Big 4 Properties will not produce sufficient cash flow to cover the costs of producing the 2000-2001 crop. All capital improvements scheduled for 2000 have been cancelled. The only source of working capital for the Agricultural Partnerships continues to be Citadel and Visalia. Citadel is currently reviewing the commercial viability of its ongoing involvement with the Big 4 Properties and the Agricultural Partnerships.

Domestic Cinema Exhibition and Live Theatre Activities

     The Company owns 33.33% of Angelika Film Centers LLC ("AFC"), which owns and operates the Angelika Film Center ("Angelika") in New York City. National Auto Credit, a Delaware corporation whose stock is traded over the counter ("NAC") owns 50% of AFC and the remaining 16.67% is owned by Sutton Hill Associates ("Sutton Hill"), a partnership owned in equal parts by James J. Cotter and Michael Forman. City Cinemas, which is also owned by Messrs. Cotter and Forman, manages the Angelika and two other cinemas operated by the Company pursuant to management agreements. Management fees paid to City Cinemas pursuant to the management agreements totaled $448,000 in 1999. Robert F. Smerling, President of the Company, serves in the same positions with City Cinemas.

The Company and City Cinemas entered into an Executive Sharing Agreement pursuant to which Mr. Smerling provided services to both the Company and City Cinemas and the cost of such services was shared by the parties, if such costs could not be allocated directly to such parties.

     In December 1998, the Company and Sutton Hill entered into an Agreement in Principle (the "Agreement in Principle") for the Company to lease and operate four cinemas and to manage three other cinemas all of which are located in Manhattan and which together constitute the City Cinemas circuit. In addition the Agreement in Principle provides for the Company to acquire Sutton Hill's interest in AFC and for the acquisition by the Company of three live "Off Broadway" theaters also located in Manhattan. In May 2000, Citadel and the Company entered into an agreement in which the Company assigned its rights, and Citadel assumed the Company's obligations, under the Reading Agreement in Principle, subject to certain modifications agreed to by Messrs. Cotter and Forman. Under that assignment, Citadel reimbursed the Company for a deposit of $1,000,000 that it had made under the Reading Agreement in Principle.

     The modified Reading Agreement in Principle provided, among other things, for Citadel to sublease, from Sutton Hill Associates ("Sutton Hill," a partnership owned equally by Messrs. Cotter and Forman) or a subsidiary, and operate four cinemas, and manage three other cinemas then managed by City Cinemas Corporation (a company also owned by Messrs. Cotter and Forman), all of which are located in Manhattan (New York City) and which together are known as the "City Cinemas Circuit."

     On July 28, 2000, the Citadel and Sutton Hill reached agreement on definitive documentation for the transactions contemplated by the modified Reading Agreement in Principle (collectively, the "Sutton Hill Transactions"). The agreements and other documents relating to the Sutton Hill Transactions (the "Sutton Hill Transaction Documents") will be delivered on behalf of the parties upon receipt by Sutton Hill of certain third-party consents. The parties initially set August 25, 2000 as the date for Sutton Hill to receive such consents, but by mutual agreement have extended the deadline to September 8, 2000. Although the parties do not anticipate any further extensions, absent a material adverse change, it is likely that the parties would agree to extend the deadline if the same should by required to obtain the third-party consents. The Sutton Hill Transactions, once effective, will include:

          . An operating sublease ("Operating Lease") between Citadel Cinemas, Inc. ("Citadel Cinemas"), a wholly-owned subsidiary of Citadel and Sutton Hill Capital, L.L.C. ("SHC"), a wholly-owned subsidiary of Sutton Hill. Under the Operating Lease, Citadel, through Citadel Cinemas, will sublease from SHC four Manhattan theatres (the "City Cinemas Theatres"), for a term of ten years at an annual rent of $3,217,500, subject to certain cost-of-living and other adjustments. In addition, Citadel will be responsible for the rent and other payments due under the underlying leases, which currently aggregate approximately $990,000 per year (including $330,000 payable to affiliates of Mr. Forman). At the end of the initial ten-year term, Citadel will have options to either purchase the underlying leases for the City Cinemas Theatres, for a cash purchase price of $44 million, or renew the Operating Lease at the then fair market rental. Citadel will pay $5,000,000 in cash (including the deposit referred to above) in consideration of the option, which will be a credit against the purchase price if the option is exercised. In addition, if Citadel exercises the purchase option, Citadel will also have the option to purchase from an affiliate of Mr. Forman, for an additional $4,000,000 in cash, the fee interests underlying two of the City Cinemas Theatres.


          . An agreement between Citadel and City Cinemas, for Citadel to act as submanager for three cinemas for which City Cinemas is the manager. Also, City Cinemas will assign to Citadel management agreements, between the Company and City Cinemas, under which City Cinemas manages the Angelika Film Center & Cafe and certain other theatres controlled by the Company.

          . The purchase by Citadel from Messrs. Cotter and Forman of a one-sixth interest in Angelika Film Centers, LLC ("AFC"), which owns and operates the Angelika Film Center Cafe. In payment for that interest, Citadel will issue notes in the aggregate principal amount of $4,500,000, which will bear interest at the rate of 8.25%, payable quarterly, and mature two years from July 28, 2000.

          . A credit facility (the "SHC Credit Facility"), under which SHC may borrow up to $28,000,000 from Citadel. Borrowings under the SHC Credit Facility will bear interest at the rate of 8.25% (subject to certain adjustments), payable quarterly, and will mature on December 1, 2010 or, if earlier, the closing of Citadel's purchase of the leases for the City Cinemas Theatres on exercise of its purchase option under the Operating Lease. Citadel will not be obligated to make such loans prior to July 28, 2007, although Citadel has certain options to accelerate that date. The indebtedness under the SHC Credit Facility will be secured by a pledge of the membership interests in SHC and will be subordinate to $11 million of indebtedness of SHC to an affiliate of Mr. Forman.

          . The OBI Merger which will be consummated by merging OBI into Citadel Off Broadway Theatres, Inc., a wholly-owned subsidiary of the Company, which will be the surviving corporation, provided the stockholders of CHC approve the issuance of CHC Common Stock to acquire OBI. CHC will issue up to 2,625,820 shares of Class A Non-Voting Common stock and 656,455 shares of Class B Voting Common stock in the OBI Merger. If the issuance of shares is not approved, the OBI Merger will be completed by CHC paying $10,000,000 cash, less certain expenses.

          . A first of right negotiation to acquire the remainder of the Company's domestic cinema assets.

     The Operating Lease, the AFC purchase agreement, the SHC Credit Facility, the OBI Merger, and related matters (collectively, the "Sutton Hill Transactions") were negotiated and approved by the CHC's Conflicts Committee, which received an opinion of its financial advisor as to fairness of the Sutton Hill Transactions to CHC.

Certain Family Relationships

     The Company has employed Ellen Cotter as Vice President, Business Affairs since April 1998, and she serves as a director and officer of various of its subsidiaries. Ms. Cotter has been an employee of Craig Corp. since August 1996. Ms. Cotter has also served as the Secretary/Treasurer of Citadel Agricultural, Inc. since December 1997. She is not currently paid any compensation with respect to her services for Craig or Citadel Agricultural, Inc. Ms. Cotter is the daughter of Mr. James J. Cotter, Chairman of the Board of Directors, a member of Visalia and a limited partner in James J. Cotter Ltd. In 1999, Ms. Cotter received compensation for her services to the Company in the amounts of $150,000 in salary and other compensation of $4,800 in the form of contributions to the Company's Employee Retirement Savings Plan. In 1997 Ms. Cotter was granted options for 10,000 shares of the Company's stock.

     Margaret Cotter, also a daughter of Mr. Cotter, is a director of Craig Corp. and BRI, a member of Visalia and a limited partner of James J. Cotter Ltd. She is also President of Off Broadway Investments, Inc. and the Vice President of Union Square Management, Inc. ("Union Square"), a company which provides live theatre management services to the Company. The Company paid Union Square fees of

$25,000 with respect to services rendered in 1999. It is contemplated that Ms. Cotter will continue to serve as the President of Off Broadway Investments, Inc. following its acquisition by Citadel.

     Citadel owns stock representing a 15% interest in Gish Biomedical, Inc., a publicly traded company whose securities are quoted on the Nasdaq National Market ("Gish"). The stock was acquired principally between March and July 1999. On September 15, 1999, James J. Cotter, Jr., the son of Mr. Cotter, was elected to the Board of Directors of Gish. The Directors of Gish are currently serving without compensation.

Certain Miscellaneous Transactions

     In 1996 and 1997 the Company loaned Robert Smerling, President, a total of $70,000 all of which remains outstanding. The non-interest bearing loan is payable upon demand. In December 1998, the Company agreed to guarantee a bank loan to the principal shareholder of Union Square Management, Inc.

Compensation Committee of the Board of Directors
------------------------------------------------

Report on Compensation

At the present time, the Compensation Committee of the Board of Directors ("Compensation Committee") of the Company is comprised of two directors, Mr.
Kenneth McCormick (Chairman) and Scott A. Braly.    The following is the
committee's report:

     General Statement: The Company is endeavoring to expand its operations in the Beyond-the-Home segment of the entertainment industry principally through the acquisition and/or development of multiplex cinemas and cinema based entertainment centers. In light of this expansion oriented business plan, the Compensation Committee recognizes that compensation paid to executives may be disproportionate to revenues pending full deployment of the Company's cash resources.

     The Compensation Committee recognizes that, to successfully implement and consummate this growth oriented business strategy, the Company must attract and retain highly skilled executive employees capable not only of effectively administering existing operations, but also of building systems, developing opportunities and expanding operations on an international basis. Since the Company's line of business is expanding, the Compensation Committee views the scope of responsibilities of the individuals occupying executive positions in the Company and the success of these individuals in carrying out their responsibilities to be the most relevant factor in determining compensation rather than comparisons with businesses in similar historical lines of business or which may currently be of a similar revenue size. Other factors considered in establishing compensation of the Company's officers include qualitative factors relating to the Company's progress in achieving its business plan, personal performance and the amount which must be paid in the market in order to attract management capable of achieving the Company's business plan.

     In 1997, the Board of Directors decided that the establishment of employee compensation levels should, in the first instance, be the responsibility of management and that the establishment of compensation arrangements with respect to senior executives should, again in the first instance, be the responsibility of the Chairman. Under this approach, the Compensation Committee, and the Board of Directors serves principally as a sounding board for the Chairman, as requested, and focuses its independent attention on the job performance of the Chairman and on the compensation to be paid to the Chairman.

     Domestic Compensation Plan: In 1999, the Chairman informed the Compensation Committee that he did not intend to recommend any increase in base salaries or payment of any bonuses for senior executive officers residing in the United States until the Company's financial performance improved. Accordingly, no such increases or bonuses were paid with respect to 1999.

     In the past, the Compensation Committee has been advised by the Chairman that base salary was based on the Chairman's view of comparable compensation for positions requiring similar skills and capabilities and reflected the performance of the executive in fulfilling his or her duties. Base salary does not directly reflect the financial performance of the Company. In addition, officers and other employees may be awarded bonuses in the discretion of the Chairman, subject to the review of the Compensation Committee in the case of bonuses paid to senior executive officers. Such bonuses are typically totally discretionary, and not a part of any employment agreement. In the past, the Compensation Committee also has been advised by the Chairman that factors considered have included the extent to which the duties of particular officers have required time commitments materially beyond those contemplated at the time the base compensation for such officer was established, the identification and successful acquisition or development, as the case may be, of new business opportunities, resolution of significant litigation, and effectiveness in promoting the Company's business plan.

     Australian Compensation Plan: The compensation of the Company's Australia based executives is also determined by the Chairman. Currently, there is no general plan in place with respect to the bonuses to be paid to such individuals, however, the Company has from time to time negotiated specific bonuses with individual executives tied to the achievement of specific goals. Also, certain executives have, under their respective contracts with Reading Australia, an incentive compensation arrangement under which he is entitled to receive a percentage of the increased value of Reading Australia, after deduction for equity contributed by the Company and debt, over the term of his tenure with the Company. Compensation and bonus levels for Australia based executives were established by Mr. Cotter for Fiscal 1999.

     Compensation of Chief Executive Officer: Mr. Cotter is the principal executive officer of the Company and has therefore served in a capacity similar to the chief executive officer of the Company. At the time Mr. Cotter became the Chairman of the Board of Directors in December 1991, the Board of Directors approved a resolution which provided that the Chairman of the Board is to receive an annual retainer of $150,000. In 1992, Mr. Cotter was granted options representing approximately 5% of the outstanding common shares of the Company, priced at $14.00 per share. The amount of the retainer and the stock options were based upon the Board's belief that compensation in this amount was appropriate for an executive of Mr. Cotter's experience and background and his anticipated role in the redirection of the Company's operations. Payment of such retainer is not dependent upon or related to the financial performance of the Company. The base compensation paid to Mr. Cotter has not been reviewed or revised since 1991, however, the stockholders of the Company did approve a grant to Mr. Cotter of additional options in 1997, which grant was designed to maintain Mr. Cotter's interest in the Company at the 5% level and reflect the issuance of additional shares and convertible securities by the Company in 1996. It is not unlikely that a review of Mr. Cotter's compensation package will be forthcoming in the near term. No assurances can be given that the Company will be able to continue to retain Mr. Cotter's services at his current compensation levels.


Kenneth S. McCormick
Scott A. Braly

Performance Graph

     The following line graph compares the cumulative total stockholder return on the Company's Class A Common Stock from December 31, 1994 through October 15, 1996 and Reading Entertainment, Inc.'s Common Stock from October 16, 1996 through December 31, 1998 against the cumulative total return of the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq National Market (U.S. Companies), the cumulative total return of the Company's current peer group, the CRSP Total Return Index for Nasdaq, New York Stock Exchange ("NYSE"), and American Stock Exchange ("AMEX") Companies in the SIC Group Code 7830-7839 (motion picture theaters and allied businesses), and the cumulative total return of the Company's former peer group, the CRSP Total Return Index for Nasdaq Companies in the SIC Group Code 6500-6599 (real estate) over the same period. The graph assumes a one hundred dollar ($100) investment on December 31, 1994 and reinvestment of all dividends on a daily basis.

     The Company has in the past measured its performance against that of the real estate industry in the compilation of this graph; that information is presented here for continuity to prior periods. In light of recent developments in the direction of the Company and its entry into the "Beyond-the-Home" segment of the entertainment industry, management believes current performance is more appropriately compared to the new peer group and has chosen to use results from all the major markets in order to present as comprehensive a comparison as is available.

                     FIVE YEAR - CUMULATIVE TOTAL RETURNS

               Performance Graph for Reading Entertainment, Inc.

                       [PERFORMANCE GRAPH APPEARS HERE]


--------------------------------------------------------------------------------


Symbol    CRSP Total Returns Index for:                          12/1994   12/1995   12/1996   12/1997   12/1998   12/1999
------    ----------------------------                           -------   -------   -------   -------   -------   -------
   [ ]    READING ENTERTAINMENT, INC.                              100.0      82.0      92.1     114.6      70.8      51.7
    *     Nasdaq Stock Market (US Companies)                       100.0     141.3     173.9     213.1     300.4     557.4
    .     NASDAQ Stocks (SIC 65000-6599 US Companies)              100.0     109.5     130.4     168.7     111.7     332.4
          Real estate
    *     NYSE/AMEX/Nasdaq Stock Market (US Companies)             100.0     136.3     165.3     216.4     267.2     334.6
    .     NYSE/AMEX/NASDAQ Stocks (SIC 7830-7839 US Companies)     100.0     125.7     143.6     163.5     164.7      84.6
          Motion Picture Theatres

--------------------------------------------------------------------------------

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for the year ended December 31, 1999 were examined by Deloitte & Touche LLP, certified public accountants. The Company has been advised by Deloitte & Touche LLP that none of its members has any financial interest in the Company. The Company expects that a representative of Deloitte & Touche LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

                                 ANNUAL REPORT

     Copies of the Company's Annual Report for the year ended December 31, 1999 (Form 10K), Amendment No. 1 the Annual Report (Form 10K/A) and the Quarterly Report for the six-month period ending June 30, 2000 (Form 10Q) are enclosed.

                             STOCKHOLDER PROPOSALS

     Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company's proxy statement for its 2001 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the Company's principal executive offices at 550 South Hope Street, Suite 1800, Los Angeles, CA 90071, no later than May 2, 2001. If the Company does not receive notice of a stockholder's proposal prior to July 17, 2001, the persons named in management's proxy will vote the shares represented thereby in accordance with the judgment of management on any such stockholder proposal.

     The Board of Directors will consider written nominations for directors from stockholders. Nominations for the election of directors made by the stockholders of the Company must be made by written notice delivered to the Secretary of the Company at the Company's principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders at which directors are to be elected. Such written notice must set forth, among other things, the name, age, address, principal occupation or employment, the number of shares of the Company's Common Stock owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of the Board of Directors. Nominations not made in accordance with the foregoing procedure will not be valid.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                                    By Order of the Board of Directors,



                                    Robert F. Smerling, President


Dated: August 30, 2000

                        PROMPTLY COMPLETE AND RETURN THE
                      PROXY/VOTING INSTRUCTION FORM BELOW
                            IN THE ENVELOPE PROVIDED

                   Carefully fold & detach along perforation
--------------------------------------------------------------------------------


                         PROXY/VOTING INSTRUCTION CARD
                          READING ENTERTAINMENT, INC.

   The undersigned hereby appoints James J. Cotter, S. Craig Tompkins and Robert
F. Smerling and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Reading Entertainment, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 1:30 p.m., Los Angeles time, on September 12, 2000, at the Regal Biltmore Hotel, 506 S. Grand Avenue, Los Angeles, California for the following purposes and any adjournment thereof, as follows:

    1. Election of Directors (Mark only one box)

      [_] Vote FOR all nominees listed below.                           [_] Vote WITHHELD from all nominees.
          (except as marked to the contrary below).

    INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the following list:

       James J. Cotter, Scott A. Braly, Robert F. Loeffler, Kenneth S. McCormick, Robert F. Smerling and S. Craig Tompkins.

     2. Non-binding stockholder proposal forwarded by William Steiner (beneficial owner of 600 shares of the Company's Common Stock) and referred to in the Proxy Statement as the "Steiner Proposal".

        FOR                           AGAINST                           ABSTAIN
        [_]                             [_]                             [_]

                                    (continued, and to be signed, on other side)

                       PROMPTLY COMPLETE AND RETURN THE
                      PROXY/VOTING INSTRUCTION FORM BELOW
                           IN THE ENVELOPE PROVIDED

                   Carefully fold & detach along perforation
--------------------------------------------------------------------------------


                          (continued from other side)

THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND AGAINST THE NON-BINDING STOCKHOLDER PROPOSAL FORWARDED BY WILLIAM STEINER (BENEFICIAL OWNER OF 600 SHARES OF THE COMPANY'S COMMON STOCK) AND REFERRED TO THE PROXY STATEMENT AS THE "STEINER PROPOSAL."

THIS PROXY SHOULD BE DATED, SIGNED BY THE SHAREHOLDER EXACTLY AS SUCH STOCKHOLDER'S NAME APPEARS ON SUCH STOCKHOLDER'S STOCK CERTIFICATE AND RETURNED PROMPTLY.




PLEASE SIGN, DATE,
DETACH AND RETURN
THIS PROXY, USING THE
ENCLOSED POSTAGE
PREPAID REPLY ENVELOPE.

                   Dated ______ SIGN HERE ______________________________________
                   When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.